Exhibit 5.4

Morgan, Lewis & Bockius LLP One Oxford Centre 301 Grant Street Pittsburgh, PA 15219-6401 Tel. 412.560.3300 Fax: 412.560.7001 www.morganlewis.com

November 7, 2006

MCM University Plaza, Inc.

c/o Education Management LLC

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

We have acted as counsel to MCM University Plaza, Inc., an Illinois corporation (the “Illinois Guarantor”), in connection with (i) the proposed issuance by Education Management LLC, a Delaware limited liability company, and Education Management Finance Corp., a Delaware corporation (collectively, the “Issuers”), of up to $375,000,000 aggregate principal amount of the Issuers’ 8 3/4% Senior Notes due 2014 (the “Senior Exchange Notes”) and the issuance by the Illinois Guarantor of guarantees (the “Senior Guarantees”) with respect to the Senior Exchange Notes, and (ii) the proposed issuance by the Issuers of up to $385,000,000 aggregate principal amount of the Issuers’ 10 1/4% Senior Subordinated Notes due 2016 (the “Senior Subordinated Exchange Notes”) and the issuance by the Illinois Guarantor of guarantees (the “Senior Subordinated Guarantees” and, together with the Senior Guarantees, the “Guarantees”) with respect to the Senior Subordinated Exchange Notes, in each case registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuers’ outstanding 8 3/4% Senior Notes due 2014 or 10 1/4% Senior Subordinated Notes due 2016, as applicable, and their related guarantees, which have not been so registered (the “Exchange Offers”).

The Senior Exchange Notes and the Senior Guarantees will be issued under an indenture dated as of June 1, 2006 (the “Senior Indenture”) among the Issuers, the Illinois Guarantor, the other guarantors under the Senior Indenture (together with the Illinois Guarantor, the “Guarantors”) and The Bank of New York, as trustee (the “Trustee”). The terms of the Senior Guarantees are contained in the Senior Indenture. The Senior Subordinated Exchange Notes and the Senior Subordinated Guarantees will be issued under an indenture dated as of June 1, 2006, (the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) among the Issuers, the Guarantors and the Trustee. The terms of the Senior Subordinated Guarantees are contained in the Senior Subordinated Indenture. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Indentures, the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) relating to the Exchange Offers and

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MCM University Plaza, Inc. November 7, 2006 Page 2

the Guarantees, resolutions of the Board of Directors of the Illinois Guarantor and such other documents and records as we have deemed necessary. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Illinois Guarantor.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1. Each of the Indentures has been duly authorized, executed and delivered by the Illinois Guarantor.

2. Each of the Guarantees by the Illinois Guarantor has been duly authorized by the Illinois Guarantor and, when issued in accordance with the terms of the applicable Indenture, will be validly issued.

3. Neither the execution and delivery of the Indentures and the Guarantees by the Illinois Guarantor nor the performance of the obligations of the Illinois Guarantor under the terms thereof violates any Illinois state law that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Indentures and the Guarantees.

The opinions expressed above are limited to the laws of the State of Illinois, and we express no opinion with respect to the laws of any other state or jurisdiction. Furthermore, we express no opinion on any matter covered by “blue sky” or securities laws of any state.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP